UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 16, 2013 (December 12, 2013)

THE CONNECTICUT LIGHT AND

POWER COMPANY

(Exact name of registrant as specified in its charter)

Connecticut	0-00404	06-0303850
(State or other jurisdiction of organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

107 Selden Street Berlin, Connecticut	06037
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (860) 665-5000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5

Corporate Governance and Management

Item 5.07

Submission of Matters to a Vote of Security Holders.

(a)

The Connecticut Light and Power Company (the “Company”) held a Special Meeting of the Holders of Common and Preferred Stock on December 12, 2013.

(b)

Stockholders voted on the proposals set forth below.  For more information on the proposals, see the Company’s proxy statement dated October 25, 2013.  On October 21, 2013, the record date for the Special Meeting, 6,035,205 shares of Common Stock and 2,324,000 shares of Preferred Stock were outstanding and entitled to vote.  At the Special Meeting, all shares of Common Stock and 1,344,448 shares of Preferred Stock were represented by proxy, constituting a quorum.

(1)

Holders of the Company’s Preferred Stock voted on a proposal to extend for an additional 10 years the existing waiver of a provision in the Company’s Amended and Restated Certificate of  Incorporation (the “Charter”) limiting unsecured debt with maturities of less than 10 years to not more than 10% of the Company’s capitalization.  The number of votes cast for the proposal does not satisfy the required affirmative vote of at least a majority of the votes entitled to be cast by holders of Preferred Stock, voting as a single class. Therefore, the proposal failed to pass.

Votes For	516,506	22.2%
Votes Against	795,439	34.2%
Abstentions	32,503	1.4%
Votes not cast	979,552	42.1%

(2)

Holders of the Company’s Common Stock and Preferred Stock voted on a proposal to amend the Charter to permanently eliminate the provision limiting unsecured debt with maturities of less than 10 years to not more than 10% of the Company’s capitalization.  The number of votes cast for the proposal satisfies the required affirmative vote of at least two-thirds of the Company’s Common Stock, voting as a separate class, but does not satisfy the required affirmative vote of at least two-thirds of the votes entitled to be cast by holders of Preferred Stock, voting as a single class. Therefore, the proposal failed to pass.

	Common Stock		Preferred Stock
	Votes	Percentage	Votes	Percentage
For	6,035,205	100.0%	502,834	21.6%
Against	0	--	806,308	34.7%
Abstentions	0	--	35,306	1.5%
Votes not cast	0	--	979,552	42.1%

[The remainder of this page left blank intentionally.]

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE CONNECTICUT LIGHT AND POWER COMPANY

(Registrant)

December 16, 2013

By:

/s/ JAY S. BUTH

Jay S. Buth

Vice President, Controller and

Chief Accounting Officer

3